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                                                                     Exhibit 2.2

                 CONTRIBUTION AGREEMENT AND AGREEMENT TO ASSIGN
                        PARTNERSHIP INTERESTS AND ENTER
                    INTO FIRST AMENDED AND RESTATED LIMITED
                             PARTNERSHIP AGREEMENT

     THIS CONTRIBUTION AGREEMENT AND AGREEMENT TO ASSIGN PARTNERSHIP INTERESTS AND ENTER INTO FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, dated as of December 19, 1996 (this "Agreement"), is made by and among IHC REACH CORPORATION, a Delaware corporation ("IHC Reach"), REACH RESORT INVESTMENT CORPORATION, a Maryland corporation ("RRIC"), INTERSTONE PARTNERS I, L.P., a Delaware limited partnership ("Interstone"), THE KEY WEST REACH LIMITED PARTNERSHIP, a Delaware limited partnership ("Reach Partnership"), and each of the persons and entities listed on EXHIBIT 1A attached hereto (collectively, the "Limited Partners").

                             W I T N E S S E T H :

     WHEREAS, Reach Partnership is the fee simple owner of the land, hotel and other improvements, commonly known as the Reach Hotel, in Key West, Florida and of certain other assets constituting the Property (as hereinafter defined);

     WHEREAS, IHC Reach and RRIC respectively own one percent (1%) general partnership interests in Reach Partnership;

     WHEREAS, IHC Associates (hereinafter defined) and the Fine Trust (hereinafter defined) have respectively agreed to assign to Interstone all of their limited partnership interests in Reach Partnership, on the terms and conditions herein set forth;

     WHEREAS, Interstone and IHC Reach have respectively agreed to contribute certain moneys to Reach Partnership, on the terms and conditions herein set forth;

     WHEREAS, the Fine Partners (as hereinafter defined) and the Meisel Partners (as hereinafter defined) have agreed to admit Interstone to Reach Partnership as a limited partner;

     WHEREAS, Interstone, the Fine Partners and the Meisel Partners have each agreed to enter in a First Amended and Restated Limited Partnership Agreement for Reach Partnership;

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     NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 The following terms shall have the meanings respectively assigned to them:

          "Affiliate" has the meaning ascribed to such term in Rule 405 of the Securities Act of 1933, as amended.

          "Applicable Law" means, with respect to any Person, any federal, state or local statute, law, code, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person).

          "Business Day" means those days of the week which are not Saturday, Sunday or a federal legal or bank holiday.

          "Claims" mean claims, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any Person arising out of or relating to the Property.

          "Closing" shall have the meaning set forth in Section 5.1.1 hereof.

          "Closing Date" means the Closing Date specified in Section 5.1.2 hereof.

          "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          "Current Tax Year" means the fiscal year used by Monroe County, Florida for the assessment and collection of real estate taxes, during which the Closing occurs.

          "Development Documents" shall mean (1) all building plans and specifications and as-built plans of the Hotel, and (2) all site plans, subdivision plats, surveys, engineering and other studies, plans, specifications, designs, applications and submissions to Governmental Authorities and advices or communications from such authorities and all other documents relating to any possible or proposed further development.

          "Development Rights" shall mean any and all rights and privileges to further develop the Real Property or any portion thereof.

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          "Effective Date" means December 1, 1996.

          "Environmental Laws" means all Applicable Laws relating to the control of any pollutant or the protection of human health, safety or the environment including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public. Without limiting the generality of the foregoing, "Environmental Laws" include: (a) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq.; (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. Sections 4611 and 42 U.S.C. Sections 9601 et seq.; (c) the Superfund Amendment and Reauthorization Act of 1984; (d) the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; (e) the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; (f) the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; (g) the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; (h) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; (i) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., (j) the Atomic Energy Act, as amended, 42 U.S.C. Sections 2011 et seq.; (k) the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Sections 136 et seq.; (l) the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Sections 301 et seq.; and (m) OSHA.

          "Fine Partners" means: IHC Reach Corporation; IHC Associates; Fine Trust; and Milton Fine, collectively and severally.

          "Fine Trust" means David J. Fine, trustee, under an Irrevocable Trust dated December 15, 1989.

          "Fine Trust Consideration" means Three Million Five Hundred Fifty-One Thousand Seven Hundred Eighty-Seven Dollars 20/100 ($3,551,787.20), or such lesser amount as Interstone shall reasonably determine to be the market value of the Fine Trust's limited partnership interest in Reach Partnership, based on the independent fairness opinion obtained by Interstone or its Affiliate at or prior to Closing.

          "GAAP" means generally accepted accounting principles.

          "Governmental Authority" means any federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing having jurisdiction over the Property or Reach Partnership.

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          "Hazardous Substances" mean any chemical substance, object, condition, material or waste that is or may be hazardous to human health, safety or the environment, including, without limitation, any chemicals, substances, materials and wastes: (i) the presence of which requires investigation or remediation under any Applicable Law; or (ii) which are defined as "hazardous wastes," "hazardous substances," "hazardous materials," "toxic substances," "air pollutants," "toxic pollutants," "extremely hazardous waste" or "restricted hazardous waste" under any Environmental Laws; or (iii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, dangerous or mutagenic or otherwise hazardous and is regulated by any Governmental Authority; or (iv) the presence of which causes a nuisance to adjacent properties or poses a hazard to the health or safety of Persons; or
(v) the presence of which on adjacent properties constitutes a trespass by Reach Partnership; or (vi) without limitation, which contains radioactive materials, pesticides, pollutants, contaminants, chemicals, lead, ureaformaldehyde, flammable explosives, radon, gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

          "Hotel" means that certain 149 room hotel located on the Land including all the improvements, buildings, structures and fixtures now or on the Closing Date located on the Land, and all alterations and installations in and to such improvements, buildings, structures and fixtures which may now or hereafter, by lease or operation of law, be or become the property of the Hotel or the owner of such improvements, buildings, structures and fixtures.

          "Hotel Assets" mean all of the items of tangible personal property owned by Reach Partnership and used in the operation, management, repair and/or maintenance of the Hotel and/or other portions of the Property, including, without limitation, all furniture, furnishings, fixtures, appliances, equipment, machinery, inventory, supplies, permits, computers, computer software, tapes, disks, spare parts, uniforms, and other personal property located in or used in connection with the operation of the Hotel, Operating Supplies, Permits, Intellectual Property Rights, Reservation Rights, refunds and pre-paid expenses, food and beverage supplies, inventory, books and records, goodwill, Claims, and all of the assets set forth and described on
EXHIBIT 1B attached hereto.

          "Interstate" means Interstate Hotels Corporation, a Pennsylvania corporation.

          "IHC" means Interstone and IHC Reach, collectively.

          "IHC Associates" means IHC Associates Limited Partnership, a Delaware limited partnership.

          "IHC Associates Consideration" means Four Hundred Sixty-Six Thousand Five Hundred Thirty Dollars 80/100 ($466,530.80), or such lesser amount as Interstone shall reasonably determine to be the market value of the IHC Associates' limited partnership interest in Reach Partnership, based on the independent fairness opinion obtained by Interstone or its Affiliate at or prior to Closing.

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          "Intellectual Property Rights" means all property rights, title and interest of Reach Partnership, the Fine Partners and/or the Meisel Partners in and to all tradenames, trademarks, trade secrets, service marks, and other intellectual property rights of Reach Partnership, whether or not registered, and all rights of Reach Partnership, the Fine Partners and/or the Meisel Partners with respect to the use of the name "Reach Hotel" (and all derivatives thereof), including, without limitation, the Intellectual Property Rights described on EXHIBIT 11.1.15(A).

          "Land" means all that certain tract or parcel of land situated and lying in Key West, Florida, which is more particularly described on EXHIBIT 1C attached hereto.

          "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether disclosed or undisclosed, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

          "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, adverse right or charge of any kind in respect of such asset.

          "Liquor License" mean the liquor license applicable to the Hotel.

          "Manager" means Interstate Hotels Corporation.

          "Meisel Partners" means RRIC, the Meisel Family Hotel Trust, a Maryland trust, Martin J. Saturn and Marlene Patton.

          "Mortgage" means that certain Mortgage and Security Agreement dated October 12, 1995 in favor of Mortgagee and any other documents evidencing or securing the loan from Mortgagee to Reach Partnership.

          "Mortgagee" means Massachusetts Mutual Life Insurance Company.

          "Operating Supplies" mean all paper goods, linens, maintenance equipment and supplies, kitchen and restaurant equipment and supplies, office supplies and all similar items used in the operation of the Hotel, including, without limitation, the Operating Supplies more particularly described on
EXHIBIT 1D attached hereto.

          "OSHA" means the Occupational Safety and Health Act of 1970, 29 U.S.C.A. ss. 651, and all rules and regulations promulgated thereunder.

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          "Other Reach Partnership Interests" means all of the right, title and interest, if any, of Reach Partnership in and to the following:

          Any easements, rights of way, privileges, rights, appurtenances, hereditaments, oil and mineral rights, grants of right, or other agreements benefiting the Real Property including, without limitation, the Development Rights, and

          Any land lying in the bed of any street, road, alley or avenue, public or private, opened or proposed, in front of or adjoining the Real Property, any strips or gores adjoining or relating to the property or any part thereof, any award made or to be made in lieu thereof, and any unpaid award for damages to said Real Property by reason of change of grade of any street.

          "Permits" means all licenses, approvals, permits, entitlements and authorizations of any Governmental Authority, including, without limitation, all necessary certificates of occupancy for the Hotel.

          "Permitted Exceptions" mean collectively: (i) the Mortgage, (ii) those restrictions, covenants, agreements, easements, matters and things of fact or of record affecting title to the Property set forth on EXHIBIT 1E hereof; and (iii) real estate taxes for the Current Tax Year not due and payable as of the Closing Date.

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, estate, Governmental Authority or other entity or organization.

          "Property" means, collectively, the Real Property and the Hotel
Assets.

          "Real Property" means, collectively, Land, the Hotel, the Site Improvements and the Other Reach Partnership Interests.

          "Reservation Rights" means all of Reach Partnership's right, title and interest in and to all guest and customer lists, reservations, bookings and inquiries, licenses, marketing information, advertising data, telephone numbers and concessions, if any, used in or arising out of the operation of the Hotel.

          "Revised Reach Partnership Agreement" shall have the meaning set forth in Section 2.3 hereof.

          "Service Contracts" means those contracts relating to or affecting the use or operation of the Property, such as service, maintenance, labor, parking operator and similar agreements, which are set forth in EXHIBIT 1F attached hereto.

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          "Site Improvements" means all of the parking lots, driveways, pavings, access cuts, parking lot striping, lighting, bumpers, drainage systems and landscaping situate upon the Land, and all equipment and machinery owned by Reach Partnership (and listed on EXHIBIT 1G attached hereto) and used to operate and/or maintain the Site Improvements (if any).

          "Taxes" mean, with respect to Reach Partnership, all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which Reach Partnership may be liable.

          "Warranties" mean all warranties and guaranties issued by manufacturers, contractors or sub-contractors with respect to the Property, including, without limitation, all warranties and guaranties related to the construction, fabrication or repair of the Hotel or any part thereof.

     1.2 Certain other terms are defined elsewhere in this Agreement.

                                   ARTICLE II

                              PARTNERSHIP MATTERS

     2.1 ASSIGNMENT OF FINE TRUST'S LIMITED PARTNERSHIP INTEREST. The Fine Trust hereby agrees to assign to Interstone all of the Fine Trust's limited partnership interest in Reach Partnership, as shown on EXHIBIT 1A, in exchange for the Fine Trust Consideration.

     2.2 ASSIGNMENT OF IHC ASSOCIATES' LIMITED PARTNERSHIP INTEREST. IHC Associates hereby agrees to assign to Interstone all of IHC Associates' limited partnership interest in Reach Partnership, as shown on EXHIBIT 1A, in exchange for the IHC Associates Consideration.

     2.3 FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF REACH PARTNERSHIP. At Closing, Interstone and each of the Fine Partners and Meisel Partners shall execute a First Amended and Restated Agreement of Limited Partnership for Reach Partnership, in the form attached hereto as EXHIBIT 2.3 (the "Revised Reach Partnership Agreement"), providing, among other things, for the admission of Interstone as a 96.1074% limited partner in Reach Partnership.

     2.4 CONSENT. Notwithstanding anything to the contrary contained in the Limited Agreement of Reach Partnership dated as of December 1, 1993 (the "Original Partnership Agreement"), each of the Fine Partners and Meisel Partners hereby agrees to execute a consent and waiver in the form attached hereto as EXHIBIT 2.4 (the "Partnership Consent").

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                                  ARTICLE III

                                 CONTRIBUTIONS

     3.1 CONTRIBUTION OF INTERSTONE. Interstone shall, effective at the Closing Date, contribute to Reach Partnership Nine Million Nine Hundred Ninety-Six Thousand Two Hundred Sixty-Eight Dollars ($9,996,268.00)

     3.2 CONTRIBUTION OF IHC REACH. IHC Reach shall, effective at the Closing Date, contribute to Reach Partnership Three Thousand Seven Hundred Thurty-Two Dollars ($3,732.00)

                                   ARTICLE IV

                               COSTS OF AGREEMENT

     4.1 Except as herein expressly provided, each of the parties shall pay their respective attorney's fees in connection with the transactions and other matters contemplated by this Agreement.

     4.2 Except as otherwise herein provided, any fee, cost, charge or expense incurred by either party hereto or for which either party hereto may be liable in connection with the negotiation, examination and consummation of this Agreement, shall be paid by the party hereto incurring, or liable for, such fee, cost, charge or expense.

     The provisions of this Article 4 shall survive Closing.

                                   ARTICLE V

                             CLOSING; CLOSING DATE

     5.1 Closing; Time of Closing.

     5.1.1 The closing (the "Closing") shall take place at such place as the Fine Partners, the Meisel Partners and Interstone shall mutually agree, at 9:00 a.m. Eastern time on the Closing Date.

     5.1.2 The Closing Date shall be December 26, 1996. The Closing Date shall be subject to extension as provided in Section 10.2.

                                   ARTICLE VI

                             INTENTIONALLY DELETED

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                                  ARTICLE VII

                             CONDITIONS PRECEDENT.

     7.1 The obligation of IHC to close the transaction hereunder and make the contributions provided for in Sections 3.1 and 3.2 is subject to satisfaction of all the following conditions at or prior to Closing, any one or more of which may be expressly waived in writing by Interstone:

          (a) Interstate shall have acquired all of the authorized and issued stock in IHC Reach.

          (b) All of the agreements, documents and instruments described in this Agreement to be executed and/or delivered by the Reach Partnership, the Fine Partners, the Meisel Partners or any of them shall have been executed and/or delivered as provided in this Agreement.

          (c) The other contingencies and conditions to Interstone's obligation to close set forth in this Agreement shall have been satisfied.

          (d) All of the terms, covenants and conditions of this Agreement to be complied with and performed by Reach Partnership, the Fine Partners, the Meisel Partners, or any of them on or before the Closing Date shall have been duly complied with and performed in all material respects.

          (e) The representations and warranties made by the Fine Partners, the Meisel Partners, and each of them under this Agreement shall be true and correct in all material aspects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (f) None of the Fine Partners or Meisel Partners shall have made a general assignment for the benefit of its creditors, nor have admitted in writing its inability to pay its debts as they become due, nor have filed a petition in bankruptcy or been adjudicated a bankrupt or insolvent or have filed a petition seeking any reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any present or future statute, law or regulation, nor have filed any answer admitting or failing to reasonably contest the material allegations of a petition filed against it in any such proceeding or seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it for any material part of its property.

          (g) Reach Partnership, the Fine Partners and the Meisel Partners shall have delivered to Interstone a UCC lien search for Reach Partnership and each of the Fine Partners and the Meisel Partners showing no outstanding Liens against or affecting the Property other than the Permitted Exceptions.

          (h) The consent of Mortgagee to the following matters shall have been obtained, in form and substance acceptable to Interstone: (i) the execution and delivery of the

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Revised Reach Partnership Agreement, (ii) the admission of Interstone as a limited partner in Reach Partnership, (iii) the transfer of all the authorized and issued stock in IHC Reach to Interstate, and (iv) if required, the assignment by Fine Trust and IHC Associates to Interstone of all their respective limited partnership interests in Reach Partnership.

          (i) All other necessary consents to the assignment and contribution of interests in Reach Partnership shall have been obtained to Interstone's reasonable satisfaction.

     7.2 The obligation of the Fine Partners and the Meisel Partners to execute the Amended Reach Partnership Agreement is subject to satisfaction of all the following conditions at or prior to Closing, any one or more of which may be expressly waived in writing by the Fine Partners, the Meisel Partners:

          (a) Interstone shall have executed the Revised Reach Partnership Agreement.

          (b) Interstone and IHC Reach shall have made the capital contributions to Reach Partnership provided for in Sections 3.1 and 3.2 hereof.

          (c) The other contingencies and conditions to the Fine Partners' and the Meisel Partners' obligation to close set forth in this Agreement shall have been satisfied.

          (d) All of the terms, covenants and conditions of this Agreement to be complied with and performed by Interstone on or before the Closing Date shall have been duly complied with and performed in all material respects.

          (e) Reach Partnership shall have agreed in writing to be bound by that certain consultancy agreement made between Interstone and Joel S. Meisel, in the form attached hereto as EXHIBIT 7.2(E).

          (f) Interstone shall not have made a general assignment for the benefit of its creditors, nor have admitted in writing its inability to pay its debts as they become due, nor have filed a petition in bankruptcy or been adjudicated a bankrupt or insolvent or have filed a petition seeking any reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any present or future statute, law or regulation, nor have filed any answer admitting or failing to reasonably contest the material allegations of a petition filed against Interstone in any such proceeding or seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Interstone for any material part of Interstone's property.

          (g) IHC Reach shall not have made a general assignment for the benefit of its creditors, nor have admitted in writing its inability to pay its debts as they become due, nor have filed a petition in bankruptcy or been adjudicated a bankrupt or insolvent or have filed a petition seeking any reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any present or future statute, law or regulation, nor have filed any answer admitting or failing to reasonably contest the material allegations of a petition filed against IHC

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Reach in any such proceeding or seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of IHC Reach for any material part of IHC Reach's property.

                                  ARTICLE VIII

                             DOCUMENTS AT CLOSING.

     8.1 Subject to full compliance by Interstone with all of Interstone's obligations to be kept, observed or performed by Interstone under this Agreement, the Fine Partners and/or the Meisel Partners shall deliver to Interstone at Closing, the following documents and other items:

          (a) The Revised Reach Partnership Agreement, duly executed by each of the Fine Partners and Meisel Partners.

          (b) Assignments of Limited Partnership Interest, in the form attached hereto as EXHIBIT 8.1(B), executed by the Fine Trust and IHC Associates, assigning all their respective limited partnership interests in Reach Partnership to Interstone.

          (c) Amended Certificate of Limited Partnership for Reach Partnership, executed by RRIC.

          (d) Copies of all documentation relating to the Mortgage, together with the consent in writing of Mortgagee, in form and substance acceptable to Interstone, to: (i) the execution and delivery of the Revised Reach Partnership Agreement, (ii) the admission of Interstone as a limited partner in Reach Partnership, (iii) the transfer of all the authorized and issued stock in IHC Reach to Interstate, and (iv) if required, the assignment by Fine Trust and IHC Associates to Interstone of all their respective limited partnership interests in Reach Partnership.

          (e) Evidence of all necessary and proper consents of each of the Fine Partners and Meisel Partners consenting to the transactions and other matters provided for herein, together with (i) copies of all relevant partnership agreements, certificates, corporate certificates and charters all certified as true and correct by a duly authorized officer, and (ii) current good standing certificates of all relevant corporations and (if available) partnerships.

          (f) The Partnership Consent executed by each of the Fine Partners and Meisel Partners.

          (g) A Right of First Refusal, in the form attached hereto as EXHIBIT 8.1(G), duly executed by Joel S. Meisel and Barry S. Cohen.

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          (h) Such additional documents as shall be reasonably necessary to carry out the provisions of this Agreement.

     8.2 Subject to full compliance by each of the Fine Partners and Meisel Partners with his or its respective obligations to be kept, observed or performed by such partner under this Agreement, Interstone shall execute (if applicable) and deliver, at Closing, the following documents and other items:

          (a) The Revised Reach Partnership Agreement, duly executed by Interstone.

          (b) Amended Certificate of Limited Partnership for Reach Partnership, executed by IRC Reach

          (c) All necessary and proper consents of Interstone consenting to and approving to the transactions and other matters provided for herein.

          (d) A written opinion letter of Steptoe & Johnson (which may rely on opinions of other counsel reasonably acceptable to the Meisel Partners), dated as of the Closing Date, in the form attached hereto as EXHIBIT 8.2(D).

          (e) Such additional documents as shall be reasonably necessary to carry out the provisions of this Agreement.

     8.3 Subject to full compliance by the Fine Partners and the Meisel Partners with all of their respective obligations to be kept, observed or performed under this Agreement, at Closing, Interstone and IHC Reach shall contribute to Reach Partnership the cash required to be contributed pursuant to Sections 3.1 and 3.2 hereof.

                                   ARTICLE IX

                                   COVENANTS

     9.1 Each of the Fine Partners covenants and agrees that, between the date hereof and the Closing Date, the Fine Partners shall, and shall direct the Manager to, and each of the Meisel Partners covenants and agrees that, between the date hereof and the Closing Date, the Meisel Partners shall, and shall direct the Manager to, continue (i) to operate the Hotel and perform repair and administrative procedures consistent with its ordinary course practices, (ii) to carry on the business of the Hotel in a good and diligent manner and use best efforts to preserve the Hotel's business organization intact and preserve the good will of the Hotel's guests, customers, suppliers and others having business relations with it, (iii) to maintain the Hotel in its ordinary course operating condition and repair and cause the continuation of the normal operations thereof, and (iv) ordinary course practices with respect to the purchase and replacement of supplies and the maintenance and repairs of the Hotel Assets. Without limiting the generality of

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the foregoing, IHC Reach shall, and shall direct the Manager, and RRIC shall, and shall direct the Manager, at Reach Partnership's expense where applicable, to:

          (a) not sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Exceptions), any Property except for sales of food, beverage and other supplies in the ordinary course of business;

          (b) not incur any Liability or Liabilities in connection with the Property, except a Liability or Liabilities (1) incurred in the ordinary course of business or (2) expressly permitted by the terms of this Agreement;

          (c) pay all accounts payable and pursue collection of all accounts receivable related to the Property in the ordinary course of business;

          (d) not modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Service Contracts, nor waive or release any rights or remedies under any of the Service Contracts, nor enter into any other agreements (including, without limitation, cleaning, maintenance employment, management, supply, union and similar contracts) affecting the Property, without the prior written consent of Interstone (which consent shall not be unreasonably withheld, delayed or conditioned), unless same is terminable without penalty or liability to Reach Partnership on not more than thirty (30) days' notice (any such action or act or agreement, an "Agreement Modification"). Immediately upon the occurrence of any Agreement Modification, Reach Partnership shall deliver to Interstone a complete, certified copy thereof;

          (e) provide or cause to be provided all such services in connection with the operation, management or maintenance of the Hotel that are now required to be provided or, if not so required, that have customarily been provided in accordance with Reach Partnership's ordinary course practices;

          (f) operate, maintain and keep the Property (and all parts thereof), including mechanical equipment of every kind used in the operation thereof, in substantially the same condition as it is in as of the End of Inspection Period (reasonable wear and tear and casualty excepted);

          (g) continue to maintain the existing insurance on the Property which are in the amounts and with the coverages as shown on EXHIBIT 11.1.14;

          (h) not make or permit to be made any alterations to the Property (or any part thereof) unless required by a Governmental Authority, or remove any of the personalty included in this sale therefrom unless the personalty so removed is simultaneously replaced with new personal property of at least equal quality and utility. If any alterations are required by a Governmental Authority as aforesaid, Reach Partnership shall (i) promptly deliver to Interstone a copy of the notice requiring such alterations to be made, (ii) promptly perform, or direct Manager promptly to perform, such alterations in a good and workmanlike manner, (iii) not permit any mechanic's, materialmen's or laborer's liens to be filed against any portion of the Real Property in connection with such alterations;

          (i) not release or compromise any of the Warranties;

          (j) comply with any and all written notices issued and delivered to Reach Partnership prior to the date of Closing with respect to: (i) violations of Applicable Laws from Governmental Authorities; (ii) any outstanding work orders; and (iii) and requirements of the holder of the Mortgage and/or the insurance company presently insuring the Property (or parts thereof) against casualty loss. The immediately proceeding sentence notwithstanding, if Reach Partnership would, between the Effective Date of this Agreement and the Closing Date, be required to incur costs and expenses in excess of $350,000 in order to comply with any written notice(s), then, promptly upon becoming aware of such fact, Reach Partnership shall give written notice thereof to Interstone (the "Compliance Notice"), specifying in detail, (x) the work required and the reason same is required, and (xi) the cost of the work, and the Reach Partnership shall, at the request of Interstone, provide to Interstone evidence reasonably acceptable to Interstone substantiating the information set forth in the Compliance Notice. Not later than ten (10) Business Days after receipt of the Compliance Notice and such substantiating information as Interstone reasonably may request, Interstone shall give notice to the Fine Partners and the Meisel Partners electing either (a) to cancel this Agreement in which event, effective from the date of Interstone's notice, the parties shall have no further rights or obligations under this Agreement, except those specifically set forth in this Agreement to survive the cancellation or termination of this Agreement, or (b) to proceed to Closing;

          (k) make available to Interstone for inspection by Interstone and its agents, accountants and attorneys during normal business hours at the Property or the office of Reach Partnership all documents, books, records and other matters relating to the Property, including, without limitation all documents evidencing or otherwise relating to the Intellectual Property Rights or the Reservation Rights, the Development Documents, the Permits, the Warranties, the documents evidencing the Services Contracts, the Liquor License, all plans and specifications, soil and engineering reports, environmental audits, surveys, title work, operating and financial information, insurance policies, maintenance and repair records and similar information in the possession or control of Reach Partnership and all correspondence and other communications in the files of Reach Partnership concerning the foregoing, and allow Interstone to make copies thereof at Interstone's cost and expense;

          (l) the Fine Partners and the Meisel Partners shall each make available to Interstone for inspection by Interstone and its agents, accountants and attorneys during normal business hours at the Property or the office of Reach Partnership all documents, books, records and other matters relating to the Property, including, without limitation all documents evidencing or otherwise relating to the Intellectual Property Rights or the Reservation Rights, the Development Documents, the Permits, the Warranties, the documents evidencing the Services Contracts, the Liquor License, all plans and specifications, soil and engineering reports, environmental audits, surveys, title work, operating and financial information, insurance policies, maintenance and repair records and similar information in the possession or control of the Fine Partners or the Meisel Partners, as the case may be, and all correspondence and other communications in the files of the Fine Partners or the Meisel Partners, as the case may be, concerning the foregoing, and allow Interstone to make copies thereof at Interstone's cost and expense;

          (m) consent to Interstone or its agents meeting with the manager and other personnel of the Hotel, during normal business hours at the Property and discussing the conditions and operation of the Property with such Persons;

          (n) except in the ordinary course of business, not waive, cancel or take any other action impairing any of its rights relating to the Property;

          (o) keep Interstone informed, and provide Interstone promptly with copies of, all notices and communications concerning any of the Development Documents, the Development Rights, and/or the possible future development of the Real Property;

          (p) maintain all of the Permits in full force and effect.

          (q) notify Interstone in writing of the commencement of any proceeding or action by or against Reach Partnership relating, in any way, to the Property or any part thereof, or of Reach Partnership becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a proceeding or action, such notification to be provided to Interstone promptly after such commencement or after Reach Partnership becomes aware as aforesaid. Each of the Fine Partners and Meisel Partners agrees to provide similar notification to Interstone if it becomes aware of any of the matters referred to in this Section 9.1(q);

          (r) Each of the Fine Partners agrees to notify Interstone in writing of the occurrence of any breach by Reach Partnership or the Fine Partners of any representation, warranty, covenant or agreement contained in this Agreement, promptly after the Fine Partners or any of them becomes aware of any such breach, and each of the Meisel Partners agrees to notify Interstone in writing of the occurrence of any breach by Reach Partnership or the Meisel Partners of any representation, warranty, covenant or agreement contained in this Agreement, promptly after the Meisel Partners or any of them becomes aware of any such breach

          (s) not make any change in the accounting methods for the Property or any portion thereof, or in the manner of keeping books and records;

          (t) not, without the prior written consent of Interstone (which consent shall not be unreasonably withheld, delayed or conditioned):

               (i) exercise any rights, options or privileges, or make any decisions or elections under the Development Documents;

               (ii) release or waive any rights, or waive any obligations of others under the Development Documents;

               (iii) make any submissions to any Governmental Authority with respect to the Property, its use, operation, construction or development, or make any other commitments which will bind the Property, its use, operation, construction or development after the Closing;

               (iv) make or commit to make any capital expenditure, or group of related capital expenditures relating to the Property; or

               (v) withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Real Property, or any part thereof for the Current Tax Year.

          Any reference herein or elsewhere in this Agreement to the knowledge or awareness of the Meisel Partners shall mean the actual knowledge of, and such knowledge which, with reasonable inquiry (excluding inquiry of Manager or its employees) and the exercise of due diligence would have been known by, Joel
Meisel and/or [     ]. In no event shall the knowledge of any agent of the
Meisel Partners or any of them or any director, officer or manager thereof, including, without limitation, the Manager and its employees, be attributed to the Meisel Partners.

          Any reference herein or elsewhere in this Agreement to the knowledge or awareness of the Fine Partners shall mean the actual knowledge of, and such knowledge which, with reasonable inquiry of Manager, would have been known by Milton Fine. In no event shall the knowledge of any agent of the Fine Partners or any of them or any director, officer or manager thereof, including, without limitation, the Manager and its employees, be attributed to the Fine Partners.

                                   ARTICLE X

                         CONDEMNATION AND DESTRUCTION.

     10.1. If, prior to the Closing Date, all or any portion of the Property or any means of ingress thereto or egress therefrom is taken by eminent domain (or is the subject of a pending or threatened taking which has not been consummated), or if any Development Rights shall be prejudiced or impaired because of such taking or pending or contemplated taking, then Reach Partnership shall notify Interstone of such fact and Interstone shall have the option to terminate this Agreement upon notice to the Fine Partners and the Meisel Partners given not later than twenty (20) days after receipt of notice from Reach Partnership. If Interstone terminates this Agreement as aforesaid, none of the parties shall have any further rights or obligations hereunder, except such rights or obligations specified in this Agreement to survive the termination of this Agreement. If Interstone does not exercise this option to terminate this Agreement, the parties shall close in accordance with the provisions of this Agreement.

     10.2 If prior to the Closing Date, a material part of the Property or any material part of any means of ingress thereto or egress therefrom is damaged, destroyed by fire or other casualty ("material" herein deemed to be any destruction greater than "immaterial" as defined below), Reach Partnership shall notify Interstone of such fact and Interstone shall have the option to terminate this Agreement upon notice to the Fine Partners and the Meisel Partners given not later than twenty (20) days after receipt of notice from Reach Partnership. If Interstone terminates this Agreement as aforesaid, none of the parties shall have any further rights or obligations hereunder, except such rights or obligations specified in this Agreement to survive the termination of this Agreement. If Interstone does not exercise this option to terminate this Agreement, the parties shall close in accordance with the provisions of this Agreement. In the event there is damage to or destruction of an immaterial part of the Property or an immaterial part of a means of ingress or egress by fire or other casualty, the damage shall be repaired by Reach Partnership, and the Closing Date shall be adjourned at the request of the Fine Partners and the Meisel Partners, for one or more specified periods, not exceeding ninety (90) days in the aggregate, in order to permit Reach Partnership to make such repairs, it being agreed that if such repairs are not completed within said ninety (90) day period, Interstone may elect to (i) terminate this Agreement, on the same terms as if the Property had suffered material damage, or (ii) postpone the Closing Date for one or more further periods, not exceeding ninety (90) days in the aggregate, until such repairs are completed, or (iii) close under this Agreement notwithstanding that such repairs have not been completed. An "immaterial" part of the Property or immaterial part of the means of ingress or egress or personal property shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be Three Hundred Fifty Thousand ($350,000.00) Dollars or less and is covered by Reach Partnership's casualty insurance (without reference to any deductible thereunder).

                                   ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES

     11.1. REPRESENTATIONS AND WARRANTIES. Each of the Fine Partners and Meisel Partners (each a "Representing Partner") represents and warrants to Interstone and the other parties hereto, as of the date hereof, and as of Closing, the following:

     11.1.1 Reach Partnership has good and marketable title to, and the entire right, title and interest in, the Property, free and clear of all Liens except the Permitted Exceptions.

     11.1.2 The limited partnership interests set forth on EXHIBIT 1A attached hereto constitute all of the limited partnership interests in Reach Partnership; none of the Limited Partners own any interest in Reach Partnership except as set forth on EXHIBIT 1A; the Fine

Partners and the Meisel Partners collectively own all of the partnership interests in Reach Partnership; and the Representing Partner owns its partnership interests in Reach Partnership free and clear of all liens, claims, charges, security interests, pledges or other security interests.

     11.1.3 No action or proceeding against Reach Partnership is presently pending in any court, or to the knowledge of Representing Partner, threatened.

     11.1.4 No party has any right to purchase the Property (or any part thereof or interest therein), or any right of first refusal to purchase the Property or any part thereof or interest therein.

     11.1.5 To the knowledge of the Representing Partner, the copies of the real property tax bills for the Real Property for the current tax year which have been furnished by Reach Partnership to Interstone are true and correct copies of all of the tax bills for the Real Property.

     11.1.6 To the knowledge of the Representing Partner, except as set forth in EXHIBIT 11.1.6, there exists no requirement, understanding or agreement that any public improvements, or contributions for public purposes, be made or provided by or on behalf of the owner of the Property in connection with the construction, development, use or occupancy of the Property except for the obligation of the owner of the Real Property to pay ordinary and prevailing real estate taxes.

     11.1.7 To the knowledge of the Representing Partner, the use, construction, maintenance, operation and occupancy of the Property is in compliance in all material respects with all Applicable Laws.

     11.1.8 To the knowledge of the Representing Partner, all electric, sewer, water, telephone and other utilities currently used in the operation or occupancy of the Property are available to the Property, at the perimeter of the Land; and there is no restriction or limitation on the right of the owner of the Property to hook up to or to use any sewer utility, other than the obligation to pay ordinary and prevailing hook-up and usage charges. Neither Reach Partnership nor the Representing Partner has received written notice of, and the Representing Partner has no knowledge of, any threatened or actual reduction or curtailment of any utility service supplied to the Property.

     11.1.9 Attached hereto as EXHIBIT 11.1.9 are true and correct copies of all Permits issued in connection with the Property, all of which are in good standing, and the fees and charges for all of which have been paid in full by Reach Partnership.

     11.1.10 There are no Service Contracts affecting the Property, except as shown and identified on EXHIBIT 11.1.10; true, correct and complete copies of the Service Contracts have been furnished by Reach Partnership to Interstone.

     11.1.11 Reach Partnership has no employees.

     11.1.12 To the Representing Partner's knowledge, the use being made of the Property at present is in conformity with the certificates of occupancy issued for the Property and all required Permits for the ownership, use and operation of the Property (including, without limitation, final and unconditional certificates of occupancy for the Hotel) have been issued, are in full force and effect; neither Reach Partnership nor the Representing Partner has received any written notice, or has any knowledge, of any threatened or actual cancellation or suspension of any certificate of occupancy or other Permit for any portion of the Hotel; neither Reach Partnership nor the Representing Partner has received any notice or has any knowledge that, except as set forth on EXHIBIT 11.1.12, the Property and the current use thereof violate any applicable deed restrictions or other covenants, restrictions or agreements, or any building, fire, zoning and other ordinances and regulations applicable thereto, or any site plan approvals, zoning or subdivision regulations or urban redevelopment plans; to the knowledge of the Representing Partner, no Permits from any Governmental Authority have been withdrawn and there are no orders or requirements of any Governmental Authority that have not been complied with by Reach Partnership; to the knowledge of the Representing Partner, Reach Partnership has complied with all of the requirements of all such Permits, approvals and consents concerning the Property and the current use or improvement thereof.

     11.1.13 It has no knowledge of any federal, state, county or municipal plans to change the highway or road system in the immediate vicinity of the Property or to restrict or change access from any such highway or road to the Property or of any pending or threatened condemnation of the Land or the Property or any part thereof or of any plans for improvements which might result in a special assessment against the Property.

     11.1.14 To the knowledge of the Representing Partner, EXHIBIT 11.1.14 is an accurate schedule of all insurance policies now affecting the Property; and the only insurance policies carried on the Property are those set forth on said schedule. For each Insurance Policy, EXHIBIT 11.1.14 indicates the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

     11.1.15 To the knowledge of the Representing Partner, EXHIBIT 11.1.15(A) contains detailed information (including where applicable the federal registration number and the date of registration or application for registration and the name in which registration was applied for) concerning (x) all of Reach Partnership's registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of Reach Partnership's patents and copyrights and all pending applications therefor, (y) all computer software used by Reach Partnership in the conduct of its business ("Computer Software"), and (z) all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications, and other intellectual property rights of any kind of Reach Partnership, whether or not registered, including, without limitation, all rights of Reach Partnership to use the name "Reach Hotel" (and all derivatives thereof ) and any intellectual property rights that any third party owns and that Reach Partnership uses or proposes to use in its business, and specifies whether such use is or will be pursuant to license, sublicense, agreement or permission. Reach Partnership owns (or, as set forth on EXHIBIT 11.1.15(A) possesses adequate and enforceable licenses or other rights to use) all Intellectual Property Rights now used or proposed to be used in its business and has taken all necessary and desirable action to protect the Intellectual Property Rights of Reach Partnership. No person has a right to receive a royalty or similar payment in respect of any Intellectual Property Rights pursuant to any contractual arrangements entered into by Reach Partnership or otherwise. Reach Partnership has no licenses granted by or to it and no other agreements to which it is a party, relating in whole or in part to any of the Intellectual Property Rights. Except as set forth on EXHIBIT 11.1.15(A) Reach Partnership's use of the Intellectual Property Rights is not interfering with, infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property Rights, and no proceedings have been instituted against or notices received by Reach Partnership alleging that Reach Partnership's use or proposed use of any Intellectual Property Rights infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property Rights. Reach Partnership's confidential information has never been misappropriated from others. Reach Partnership has supplied Interstone with correct and complete copies of all Intellectual Property Rights owned or used by Reach Partnership and described in EXHIBIT 11.1.15(A).

     11.1.16 To the knowledge of the Representing Partner, except for minor, immaterial quantities of such materials as are usually and customarily used in and found in hotels (i.e., cleaning materials), no Hazardous Substances exist on, in or under the Property or on, in or under any properties immediately adjoining the Property, and the Property is not in violation of any Environmental Laws or any federal, state or local law, ordinance or regulation relating to industrial hygiene.

     11.1.17 To the knowledge of the Representing Partner, there are no underground storage tanks on the Property.

     11.1.18 To the knowledge of the Representing Partner, no spillage or discharge of any Hazardous Substances has occurred nor has there been introduced to, on or under the Property (or any part thereof) any Hazardous Substances or to, on or under any properties immediately adjoining the Property or any part thereof.

     11.1.19 To the knowledge of the Representing Partner, the assessed valuation and real estate taxes set forth in EXHIBIT 11.1.19 hereto are the assessed valuation of the Real Property, and the taxes paid or payable with respect thereto for the Current Tax Year. Except as otherwise set forth in
EXHIBIT 11.1.19 there are no tax increases, additional assessments or reassessments, assessments payable in annual or other installments, or tax abatements or exemptions affecting the Real Property, and all taxes required to be paid to any and all taxing authorities have been paid and will be paid, if due and payable, up to Closing.

     11.1.20 Neither Reach Partnership nor the Representing Partner has retained any person to file notices of protest against, or to commence actions to review, real property tax assessments against the Property.

     11.1.21 To the knowledge of the Representing Partner, the Hotel and other portions of the Property (including, without limitation, all floors, ceiling, roofs, beams, electrical, mechanical, plumbing, HVAC, elevators and other building systems, and structural elements thereof), are in good repair and condition, and good operating condition (in the case of building systems) and there are no latent or patent defects to the Property, Hotel or any part of either thereof.

     11.1.22 Reach Partnership is a limited partnership duly formed and validly existing under the laws of the State of Delaware, and has the power to own its own properties and to carry on its business as now being conducted.

     11.1.23 The Representing Partner has the full right, power and capacity to enter into this Agreement and to carry out the transactions contemplated hereby and no consent or authorization of any person is required as a condition precedent to the consummation of this Agreement or the transactions or other events contemplated herein except those consents that have been obtained, and, if the Representing Partner is not an individual, the Person who executed this Agreement on behalf of the Representing Partner is duly authorized by such partner.

     11.1.24 The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms hereof will not conflict with or result in a breach of any agreement to which Reach Partnership, the Representing Partner or any of partners or principals of Representing Partner is a party or by which any of them are bound, or any lease, indenture, mortgage, loan agreement or instrument to which Reach Partnership, the Representing Partner or any of the partners or principals of Representing Partner, is a party or by which the Property, Reach Partnership, the Representing Partner or any of the partners or principals of Representing Partner is bound or, any Applicable Law.

     11.1.25 Except as specifically set forth on EXHIBIT 11.1.25, neither Reach Partnership nor the Representing Partner has received notice of, and the Representing Partner has no knowledge of, any pending or threatened action, litigation, investigation, condemnation or other proceeding (by any private person or entity or by any Governmental Authority) against or relating to the Property, or against Reach Partnership or the Representing Partner (or the partners or principals of Representing Partners), which would or could (i) result in a judgment or other lien being filed against the Property, (ii) result in a judgment or other lien being filed against any of the partnership interests in Reach Partnership, (iii) otherwise affect the Property, its construction, use or occupancy, (iv) affect its right or ability (or that of Representing Partner or the partners or principals of Representing Partners) to perform their obligations under this Agreement, or (v) relate to or affect the business of Reach Partnership, including, without limitation, the operation and management of the Hotel . Any action pending or threatened is covered by insurance of a reputable and solvent insurance company and applicable insurance policies are in full force and effect and neither Reach Partnership nor the Representing Partner has received any notice or threat of cancellation, limitation or non-coverage.

     11.1.26 Reach Partnership is not a foreign persons as that term is used and defined in Sections 1445 and 7701 of the Code.

     11.1.27 To the knowledge of the Representing Partner, no services, material or work have been supplied by Reach Partnership's contractors, subcontractors or materialmen with respect to the Property (or any part thereof) for which payment has not been made in full. If, subsequent to Closing, any mechanic's or other lien, charge or order for the payment of money shall be filed against the Property (or any part thereof) or against Reach Partnership or Reach Partnership's assigns, based upon any act or omission, or alleged act or omission before or after Closing, of Reach Partnership or its agent or any contractor, subcontractor or materialman connected with the construction and completion by Reach Partnership of improvements at the Property, or repairs made to the Property by or on behalf of Reach Partnership (whether or not such lien, charge or order shall be valid or enforceable as such), within ten (10) days after notice to Reach Partnership of the filing thereof, Reach Partnership shall take such action, by bonding, deposit, payment or otherwise, as will remove or satisfy such lien of record against the Property. The provisions of this Section 11.1.27 shall survive Closing.

     11.1.28 To the knowledge of the Representing Partner, for a period of five
(5) years prior to the Effective Date the Land did not constitute "agricultural land" as defined in 7 U.S.C. 3501 et seq.

     11.1.29 To the knowledge of the Representing Partner, the Hotel Assets include all assets necessary for the conduct of the Hotel in the ordinary course consistent with past practice are free from defects, have been maintained in accordance with good industry practice, and are in good operating condition and repair (except for ordinary wear and tear). Reach Partnership owns good title to all of the Hotel Assets free and clear of all liens, encumbrances or claims other than the Permitted Exceptions.

     11.1.30. Except for the Mortgage, the Service Contracts listed on EXHIBIT 11.1.10, and those contracts listed on EXHIBIT 11.1.30 attached hereto and except for Service Contracts made in the ordinary and usual course of its business since the date hereof consistent with past practice or in connection with this Agreement, Reach Partnership is not a party to, or bound by, any contract of any kind to be performed after the Closing Date pursuant to which it is obligated to expend more than $50,000 in any twelve-month period and that is not subject to cancellation on not more than 30 days' notice by Reach Partnership without penalty or increased cost. EXHIBIT 11.1.30 lists the following contracts, agreements and other written arrangements to which Reach Partnership is a party:

          (a) any written arrangements (or group of related written arrangements) for the lease of personal property providing for lease payments in excess of S50,000 per annum;

          (b) any written arrangement (or group of related written arrangements) for the purchase materials, supplies, inventory, products or other property or, including, without limitation, any customer or vendor contracts;

          (c) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 in principal amount or under which it has imposed (or may impose) a security interest or lien on any of its assets, tangible or intangible;

          (d) any written arrangement (or group of related written arrangements) concerning confidentiality or non-competition arrangements;

          (e) any written arrangement with the Fine Partners or the Meisel Partners, or the partners, officers or employees of Representing Party or the members of the Representing Party's immediate family (1) providing for the furnishing of material services by, (2) providing for the rental of material real or personal property from, or (3) otherwise requiring material payments to (other than for services as officers or employees of Reach Partnership), the Representing Partner or any corporation, partnership, trust or other entity in which any Representing Partner has a substantial interest as a shareholder, officer, director, trustee or partner;

          (f) any other written arrangement (or group of related written arrangements) under which the consequences of a default or termination could have a material adverse effect on Reach Partnership's business or finances;

          (g) any other written arrangement (or group of related written arrangements) either involving aggregate payments of more than $50,000 or not entered into in the ordinary course of business consistent with past practice;

          (h) any oral contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (a) through (g) and any proposal (oral or written) to enter into any contract, agreements or other arrangement with respect to any of the matters referred to in the foregoing clauses (a) through (g).

          Reach Partnership has delivered to Interstone a correct and complete copy of each written arrangement listed in EXHIBIT 11.1.30, and has included as part of EXHIBIT 11.1.30 a brief summary of any such oral contracts, agreements or other arrangements and any proposals (oral or written) to enter into any such contracts, agreements or other arrangements. With respect to each written arrangement listed, to the knowledge of the Representing Partner, (A) the written arrangement is legal, valid, binding, enforceable and in full force and effect, (B) the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following Closing,
(C) no party is in breach or default, and no event has occurred which with notice or lapse of time could constitute a breach or default or permit termination, modification or acceleration, under the written arrangement and (D) no party has repudiated any term of the written arrangement.

     11.1.31 The financial statements of the operation of the Property covering fiscal (calendar) year 1995, including the statements of income and expenses are complete, true and accurate in all material respects, were prepared in accordance with GAAP consistently applied throughout the periods indicated, are in accordance with the books and records of Reach Partnership and fairly present the financial position, cash flow, equity and results of operations of Reach Partnership. The financial statements of the operation of the Property, including the statements of income and expenses, covering the period January 1 to December 31 of fiscal year 1995, attached hereto as part of EXHIBIT 11.1.31, were complete, true and accurate in all material respects as of the date of such financial statements.

     11.1.32 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
EXHIBIT 11.1.32, since the date of financial statements referred to in Section 11.1.31, there has not been any:

          (a) material adverse change in the assets, liabilities, business, condition (financial or otherwise), operations, results of operations or prospects of Reach Partnership;

          (b) increase in the compensation payable or to become payable by Reach Partnership or Reach Partnership's management agents to any of its or their officers, employees, former employees or agents;

          (c) sale, lease, assignment or transfer of any of the assets, tangible or intangible, of Reach Partnership except for sales of food, beverage and other supplies in the ordinary course of business;

          (d) cancellation, compromise, waiver or release of any rights or claim (or series of related rights or claims) either (i) involving an Affiliate of Reach Partnership, the Fine Partners, the Meisel Partners or any of them,
(ii) involving more than $25,000 in the aggregate, or (iii) outside the ordinary course of business consistent with past practice;

          (e) amendment, cancellation or termination of any contract, license or other instrument (i) involving an Affiliate of Reach Partnership, the Fine Partners, the Meisel Partners or any of them, (ii) involving payments in excess of $50,000 in the aggregate, or (iii) that are otherwise material to Reach Partnership;

          (f) capital expenditure or the execution of any lease, contract, license, sublease or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) or any incurring of liability therefor (i) involving an Affiliate of Reach Partnership the Fine Partners, the Meisel Partners or any of them, (ii) involving payments in excess of $50,000 per annum in the aggregate, or (iii) outside the ordinary course of business consistent with past practice;

          (g) delay or failure to repay when due any material obligation of Reach Partnership;

          (h) failure to operate the Hotel in the ordinary course consistent with past practice so as to use reasonable efforts to preserve the Hotel business intact, and to maintain the services of Hotel's personnel and the goodwill of Reach Partnership's guests, customers, suppliers and others having business relations with it;

          (i) change in accounting methods or practices by Reach Partnership;

          (j) revaluation by Reach Partnership of any of the assets of Reach Partnership, including, without limitation, writing off notes or accounts receivable;

          (k) damage, destruction or loss (whether or not covered by insurance) that has a material adverse effect or that may reasonably be expected to have a material adverse effect on the business or finances of Reach Partnership;

          (l) mortgage, pledge or other encumbrance of any of the assets of Reach Partnership;

          (m) distribution or redemption, purchase, or other acquisition of any interests in Reach Partnership, any bonus, fee or other payment, or any other transfer of assets to or on behalf of Representing Partner or any Affiliate of Representing Partner, including, but not limited to, any payment of principal of or interest on any debt owed to Representing Partner;

          (n) indebtedness incurred by Reach Partnership or borrowed money or any commitment to borrow money entered into by Reach Partnership, or any loans or guarantees made or agreed to be made by Reach Partnership;

          (o) liabilities involving $50,000 or more or otherwise material to the business of Reach Partnership except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

          (p) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the financial statements (other than debt principal or interest repayment) or incurred in the ordinary course of business and consistent with past practice since the last date of the financial statements (other than debt principal or interest repayment);

          (q) acceleration, termination, modification, cancellation or threatened termination or cancellation of any contract to which Reach Partnership is a party or by which Reach Partnership is bound;

          (r) capital investment in, any loan to, or any acquisition of the securities or assets of any other person (i) involving Reach Partnership, the Fine Partners, the Meisel Partners or any Affiliate of Representing Partner,
(ii) involving more than $25,000 in the aggregate, or (iii) outside the ordinary course of business consistent with past practice;

          (s) grant of any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

          (t) charitable or other capital contribution made or pledged by Reach Partnership;

          (u) agreement (either oral or written) by Reach Partnership to do any of the foregoing; or

          (v) other event or condition of any character that in any one case, or in the aggregate, has had a material adverse effect on the business or finances of Reach Partnership or any event or condition known to Reach Partnership which it is reasonable to expect will, in any one case or in the aggregate, have such a material adverse effect in the future.

     11.1.33 The prepaid items recorded on the balance sheets included in the financial statements of Reach Partnership constitute a full and complete presentation of each and every prepaid item which Reach Partnership is entitled to list, in accordance with generally accepted accounting principles.

     11.1.34 Reach Partnership has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the December 31, 1995 audited financial statements of Reach Partnership, that have not been paid or discharged since the date of the financial statements, and (ii) liabilities incurred since the date of the financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any complaint, action, suit or proceeding and none of which individually or in the aggregate could have a material adverse effect on the business of finances of Reach Partnership).

     11.1.35 The values at which the inventories are shown on the 1995 audited financial statements of Reach Partnership have been determined in accordance with the normal valuation policy of Reach Partnership, consistently applied, and in accordance with GAAP. The inventories (and items of inventory acquired subsequent to the date of the financial statements) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided on the financial statements of Reach Partnership and the current quantities of all inventories are reasonable in the current circumstances of the business of Reach Partnership.

     11.1.36 Neither Reach Partnership nor the Mortgagee is in breach, default or violation of any of the monetary or non-monetary provisions of the Mortgage, and no event has occurred which with notice or the passing of time or both could constitute a breach, default or violation or thereunder; the consent of the Mortgagee to the assignment and contribution of all of the partnership interests owned by the Fine Partners in Reach Partnership to Interstone and the execution of the Revised Reach Partnership Agreement is valid and binding; and the Mortgage has not been amended, modified or supplemented except as set forth on EXHIBIT 11.1.36.

     11.1.37 Intentionally deleted.

     11.1.38 Reach Partnership and, to the knowledge of Representing Partner, the conduct of the Hotel business of Reach Partnership, are in compliance with all Applicable Laws. Neither Reach Partnership nor the Representing Partner has received any written notice to the effect that, or otherwise been advised that, Reach Partnership is not in compliance with any Applicable Laws, and the Representing Partner has no reason to anticipate that any currently existing circumstances are likely to result in violations of any Applicable Laws, which could in any one case or in the aggregate, have a material adverse effect on the business or finances of Reach Partnership. To the Representing Partner's knowledge, Reach Partnership has all Permits, each of which is currently valid and in full force and effect, necessary to carry on the business of Reach Partnership, which Permits are set forth on EXHIBIT 11.1.38. Without limiting the generality of the preceding representation and warranty, Reach Partnership has not, (i) made or agreed to make any contribution, payment or gift to any government official, employee, or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Applicable Laws , (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Reach Partnership for any reason, or (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office. In addition, Reach Partnership (a) has complied with all Applicable Laws relating to employee and civil rights and relating to employment opportunities, (b) filed in a timely manner all reports and documents it was required to file (and the information contained therein was correct and complete in all respects) under all Applicable Laws, (c) has possession of all records and documents it was required to retain under all Applicable Laws. To the knowledge of the Representing Partner, the Property is in compliance with the requirements of the Americans with Disabilities Act. The Fine Partners further represent that the Fine Partners are in compliance with all Applicable Laws, and the Meisel Partners further represent that the Meisel Partners are in compliance with all Applicable Laws

     11.1.39 TAX MATTERS.

          (a) Reach Partnership has filed with the appropriate taxing or other Governmental Authorities all returns (including, without limitation, information returns and other information) required to be filed through the date hereof. The information filed is complete and accurate in all respects. Reach Partnership has delivered to Interstone complete and accurate copies of Reach Partnership's federal, state and local tax returns for the years 1992-1995 or such lesser number of years as Reach Partnership shall have been in existence. As of the date hereof, Reach Partnership has not filed any federal, state or local tax returns for the year 1996.

          (b) All Taxes of Reach Partnership, in respect of periods beginning before the date hereof, have been paid, or an adequate reserve (in conformity with GAAP) has been established therefor, and Reach Partnership has no liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Reach Partnership has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

          (c) No deficiencies for Taxes of Reach Partnership have been claimed, proposed or assessed by any taxing or other Governmental Authority. There are no pending or, to its knowledge, threatened audits, investigations or claims for or relating to any liability in respect of taxes of Reach Partnership, and there are no matters under discussion with any Governmental Authorities with respect to taxes of Reach Partnership.

          (d) With respect to any and all audits of federal, state and local returns for Taxes, the assessed amount, and all penalties and interest thereon have been paid in full. Reach Partnership has not been notified that any taxing authority intends to audit a return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to Reach Partnership.

     11.1.40 TAX RETURNS. Reach Partnership has delivered to Interstone true and complete copies of all federal, state and local returns filed by Reach Partnership covering any year or portion of a year during which Reach Partnership owned all or any part of the Property.

     11.1.41 Intentionally deleted.

     11.1.42 Intentionally deleted.

     11.1.43 EXHIBIT 11.1.43 contains a true and correct list of the names of each bank, savings and loan, or other financial institution in which Reach Partnership has an account, including cash contribution accounts, or safe deposit boxes, and the names of all persons authorized to draw thereon or to access thereto.

     11.1.44 No representations or warranties by Reach Partnership in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to Interstone or Reach Partnership pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

     11.2 The representations, warranties and covenants set forth in Section
11.1 shall survive the Closing for a period of two (2) years, and upon the expiration of such two (2) year period all such representations, warranties and covenants (and any and all claims and causes of action resulting from or on account of any breach thereof for which Partnership or Interstone has not theretofore served upon Reach Partnership written notice of claim) shall terminate and may not be asserted. Nothing herein shall limit the duration of (i) any indemnity or other agreement specified in this Agreement to survive the Closing (other than indemnity agreements relating to representations or warranties which have expired two (2) years after the Closing), and (ii) any representations, warranties, indemnities, covenants or agreements set forth in the instruments or documents delivered at Closing.

     11.3 Notwithstanding anything contained in this Agreement to the contrary, the failure of Reach Partnership or any of the Fine Partners or the Meisel Partners to disclose any matter herein of which it or he has knowledge shall not be a breach of this Agreement if and to the extent that Manager has actual knowledge of such matter as of the date that Interstone executes this Agreement. This limitation shall not apply to actual knowledge acquired by Manager after such date or to Manager's constructive knowledge at any time.

     11.4 All documents and other items to be delivered by Reach Partnership, the Fine Partners or the Meisel Partners pursuant to this Article XI shall be deemed delivered if such documents or item is within the possession or control of Manager and Reach Partnership, the Fine Partners and/or the Meisel Partners have authorized Manager in writing to deliver same.

     11.5 All of the Meisel Partners shall be jointly and severally liable for all of the representations and warranties of a Representing Partner who is a Meisel Partner, and all of the Fine Partners shall be jointly and severally liable for all of the representations and warranties of a Representing Partner who is a Fine Partner.

                                  ARTICLE XII

                                    BROKER.

     12.1 The Fine Partners, the Meisel Partners and Interstone each hereby represents to the other that it has not dealt with, or otherwise disclosed this Agreement or the subject matter hereof to, any broker, agent, or salesman (collectively, a "Broker"), so as to create any legal right or claim in any Broker for a sales commission or compensation with respect to the negotiation and/or execution of this Agreement or the closing of the transactions and other events provided for in this Agreement. The Fine Partners jointly and severally hereby agree to indemnify, defend and hold harmless Reach Partnership and Interstone from any and all claims (and all expenses incurred in defending any such claims or in enforcing this indemnity, including attorneys' fees and court costs) made by Broker for a sales commission or similar fee resulting out of or in any way connected with any claimed agency or other relationship with the Fine Partners or any of them and relating to the transactions or other events contemplated hereby. The Meisel Partners jointly and severally hereby agree to indemnify, defend and hold harmless Reach Partnership and Interstone from any and all claims (and all expenses incurred in defending any such claims or in enforcing this indemnity, including attorneys' fees and court costs) made by Broker for a sales commission or similar fee resulting out of or in any way connected with any claimed agency or other relationship with the Meisel Partners or any of them and relating to the transactions or other events contemplated hereby. Interstone hereby agrees to indemnify, defend and hold harmless Reach Partnership, the Fine Partners and the Meisel Partners from any and all claims (and all expenses incurred in defending any such claims or in enforcing this indemnity, including attorneys' fees and court costs) made by Broker for a sales commission or similar fee resulting out of or in any way connected with any claimed agency or other relationship with Interstone and relating to the transactions contemplated hereby. The provisions of this Article 12 shall survive the Closing or the termination of this Agreement.

                                  ARTICLE XIII

                             DEFAULT AND REMEDIES.

     13.1 If the Fine Partners and the Meisel Partners shall tender all documents, instruments, items and contributions required by this Agreement and otherwise are in full compliance with their obligations hereunder, and if (a) Interstone shall fail or refuse to make the contribution of cash required to be made pursuant to Section 3.1 hereof, (b) Interstone shall fail to execute and deliver the Revised Reach Partnership Agreement, or (c) Interstone otherwise is in default hereunder so that Fine Partners, the Meisel Partners or any of them have the right to refuse to close under this Agreement, then following receipt by Interstone of five (5) Business Days prior written notice from the Fine Partners and the Meisel Partners stating that Interstone is in default hereunder, unless Interstone shall have cured such default during the five (5) Business Day period, the Fine Partners and the Meisel Partners shall have all remedies, at law or in equity, available to them.

     13.2 If Interstone shall tender all documents, instruments, items and contributions required by this Agreement and otherwise is in full compliance with its obligations hereunder, and if (a) the Fine Partners, the Meisel Partners or any of them shall fail to execute the Revised Reach Partnership Agreement, or (b) the Fine Partners, the Meisel Partners or any of them is otherwise in default hereunder so that Interstone has the right to refuse to close under this Agreement, then, following receipt by the Fine Partners and the Meisel Partners of five (5) Business Days prior written notice from Interstone stating that the Fine Partners, the Meisel Partners or any of them, are in default hereunder, unless the applicable Fine Partners or Meisel Partners shall have cured such default during the five (5) Business Day Period, Interstone shall have all remedies, at law or in equity, available to it.

     13.3 Subject to Section 11.3, in the event that any of the representations or warranties of any of the Fine Partners or Meisel Partners set forth in this Agreement are not true and correct as of the Closing, then Interstone shall have all remedies, at law or in equity, available to it.

                                  ARTICLE XIV

                                INDEMNIFICATION.

     14.1 The Fine Partners hereby jointly and severally agree to indemnify, defend and hold harmless Reach Partnership and Interstone from and against:

          (a) Any and all claims or demands made by third parties and arising out of any and all acts or omissions of Reach Partnership, the Fine Partners or any of them relating to the Property and any and all liabilities and obligations of Reach Partnership to third parties including, without limitation, any and all liabilities or obligations of Reach Partnership, the Fine Partners or any of them in respect of which claims are asserted against Reach Partnership or the Property (or any part thereof) by third parties by reason of the acts or omissions of Reach Partnership, the Fine Partners or any of them (or their respective agents, employees or contractors) with respect to the Property (or any part thereof), the Service Contracts, the Mortgage or other agreements relating to the Property, by reason of events which occurred or causes of action which accrued prior to the Closing specifically excluding any and all claims or causes of action caused by Interstone and claims and causes of action for which Interstone has expressly assumed liability pursuant to this Agreement.

          (b) Any material misrepresentation, breach of warranty, or nonfulfillment of any representation, warranty, covenant or agreement under this Agreement on the part of the Fine Partners or any of them, or from any misrepresentation in, or omission of a material nature from, any certificate of other instrument furnished or to be furnished under this Agreement by or for the Fine Partners or any of them or Reach Partnership.

          (c) Any losses, expenses or costs incurred by or suffered by Interstone or Reach Partnership as a result of (i) any discharge of Hazardous Substances caused, or knowingly permitted, by Reach Partnership or any of the Fine Partners or their respective employees or agents, or any other introduction of Hazardous Substances on, under or about the Real Property, or any property adjoining the Real Property, caused, or knowingly permitted, by Reach Partnership or any of the Fine Partners or their respective employees or agents, during Reach Partnership's ownership of the Property prior to Closing; or (ii) any wrongful act of Reach Partnership during Reach Partnership's ownership of the Property prior to Closing.

          (d) All claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

     14.2 The Meisel Partners hereby jointly and severally agree to indemnify, defend and hold harmless Reach Partnership and Interstone from and against:

          (a) Any and all claims or demands made by third parties and arising out of any and all acts or omissions of Reach Partnership, the Meisel Partners or any of them relating to the Property and any and all liabilities and obligations of Reach Partnership to third parties including, without limitation, any and all liabilities or obligations of Reach Partnership, the

Meisel Partners or any of them in respect of which claims are asserted against Reach Partnership or the Property (or any part thereof) by third parties by reason of the acts or omissions of Reach Partnership, the Meisel Partners or any of them (or their respective agents, employees or contractors) with respect to the Property (or any part thereof), the Service Contracts, the Mortgage or other agreements relating to the Property, by reason of events which occurred or causes of action which accrued prior to the Closing specifically excluding any and all claims or causes of action caused by Interstone and claims and causes of action for which Interstone has expressly assumed liability pursuant to this Agreement.

          (b) Any material misrepresentation, breach of warranty, or nonfulfillment of any representation, warranty, covenant or agreement under this Agreement on the part of the Meisel Partners or any of them, or from any misrepresentation in, or omission of a material nature from, any certificate of other instrument furnished or to be furnished under this Agreement by or for the Meisel Partners or any of them or Reach Partnership.

          (c) Any losses, expenses or costs incurred by or suffered by Interstone or Reach Partnership as a result of (i) any discharge of Hazardous Substances caused, or knowingly permitted, by Reach Partnership or any of the Meisel Partners or their respective employees or agents, or any other introduction of Hazardous Substances on, under or about the Real Property, or any property adjoining the Real Property caused, or knowingly permitted, by Reach Partnership or any of the Meisel Partners or their respective employees or agents, during Reach Partnership's ownership of the Property prior to Closing; or (ii) any wrongful act of Reach Partnership during Reach Partnership's ownership of the Property prior to Closing.

          (d) All claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

     14.3 The Fine Partners' and the Meisel Partners' respective obligations under Sections 14.1 and 14.2 shall be subject to and conditioned upon the performance and satisfaction of all of the following provisions and conditions:

          (a) Within fifteen (15) days (and within ten (10) days in the event of service of judicial process or other court pleadings or documents) after Reach Partnership or Interstone has received written notice of a claim for which the Fine Partners or the Meisel Partners may be responsible under Sections 14.1 or 14.2, Interstone shall deliver a complete copy of such notice to the Fine Partners or the Meisel Partners, as the case may be, but the failure to notify the Fine Partners and the Meisel Partners, as the case may be, of a particular claim within that period of time shall not defeat or terminate the rights of the Reach Partnership or Interstone under Section 14.1 with respect to that claim, unless such failure or delay of notice prejudiced or adversely affected the Fine Partners and/or the Meisel Partners in some material respect.

          (b) If, by the first to occur of (1) the thirtieth day after the Fine Partners or the Meisel Partners, as the case may be, have received written notice of a claim for indemnification and defense under this Section 14.3, and
(2) the date prior to the date on which will occur the entry of a judgment against Reach Partnership or Interstone with respect to that claim, the Fine Partners or the Meisel Partners notify Interstone that the Fine Partners or the Meisel Partners will defend such claims, then the Fine Partners or the Meisel Partners, as the case may be, shall have the sole right to defend such claim and to select and retain counsel to defend such claim at their expense, and the Fine Partners or the Meisel Partners, as the case may be, shall have complete control over all decisions relating to the defense, contest, conduct and settlement of such claim, but if within such time the Fine Partners and/or the Meisel Partners fail to notify Interstone that they will defend such claim, then Interstone may retain a single joint counsel reasonably satisfactory to the Fine Partners or the Meisel Partners, as the case may be, to defend, contest and settle such claim, the reasonable fees, costs and expenses of which will be paid by the Fine Partners or the Meisel Partners, as the case may be, and, in addition, even if the Fine Partners and/or the Meisel Partners do timely notify Interstone and engage counsel and defend such claim, Interstone may, at its sole cost and expense, also retain separate legal counsel to advise Interstone and Reach Partnership with respect to any such claim. The Fine Partners or the Meisel Partners, as the case may be, shall, at reasonable intervals, advise Interstone and Reach Partnership of the status of such claim and the Fine Partners and/or the Meisel Partners actions pertaining thereto.

          (c) Neither the Fine Partners nor the Meisel Partners shall settle any claim without the prior written consent of Reach Partnership and Interstone, which consent may be withheld in the sole discretion of Reach Partnership or Interstone.

          (d) Upon the written request of the Fine Partners or the Meisel Partners, Reach Partnership shall cooperate in the contest of such claim, provided that the Fine Partners or the Meisel Partners that requested cooperation shall reimburse Reach Partnership for any and all out-of-pocket costs and expenses (not including fees or expenses of Reach Partnership's separate legal counsel or any other outside consultants or advisers) reasonably incurred by Reach Partnership in connection therewith.

     14.3 Reach Partnership shall, and hereby does, indemnify, defend and hold harmless the Fine Partners and the Meisel Partners from and against any and all claims or demands made by third parties arising out of any and all acts or omissions of Reach Partnership relating to the Property and any and all liabilities and obligations of Reach Partnership to third parties including, without limitation, any and all liabilities or obligations of Reach Partnership in respect of which claims are asserted against the Fine Partners, the Meisel Partners or any of them by third parties by reason of Reach Partnership's (or Reach Partnership's agents', employees' or contractors') acts or wrongful omissions with respect to the Property (or any part thereof ), the Service Contracts, the Mortgage or other agreements relating to the Property, by reason of events which occurred or causes of action which accrued from or after the Closing, specifically excluding all claims or causes of action caused by the Fine Partners or the Meisel Partners or any of them or their respective agents, employees or contractors.

     14.4 Reach Partnership's obligations under Section 14.3 shall be subject to and conditioned upon the performance and satisfaction of all of the following provisions and conditions:

          (a) Within fifteen (15) days (and within ten (10) days in the event of service of judicial process or other court pleadings or documents) after the Fine Partners or the Meisel Partners have received written notice of a claim for which Reach Partnership may be responsible under Section 14.3, the Fine Partners or the Meisel Partners, as the case may be, shall deliver complete copies of such notice to Reach Partnership and Interstone, but the failure to notify Reach Partnership and Interstone of a particular claim within that period of time shall not defeat or terminate the rights of the Fine Partners or the Meisel Partners under Section 14.3 with respect to that claim, unless such failure or delay of notice prejudiced or adversely affected Reach Partnership or Interstone in some material respect.

          (b) If, by the first to occur of (1) the thirtieth day after Reach Partnership and Interstone have received written notice of a claim for indemnification and defense under this Section 14.4, and (2) the date prior to the date on which will occur the entry of a judgment against the Fine Partners or the Meisel Partners or any of them with respect to that claim, Reach Partnership notifies the Fine Partners or the Meisel Partners, as the case may be that Reach Partnership will defend such claims, then Reach Partnership shall have the sole right to defend such claim and to select and retain counsel to defend such claim at Reach Partnership's expense, and Reach Partnership shall have complete control over all decisions relating to the defense, contest, conduct and settlement of such claim, but if within such time Reach Partnership fails to notify the Fine Partners or the Meisel Partners, as the case may be, that it will defend such claim, then the Fine Partners or the Meisel Partners, as the case may be, may retain a single joint counsel reasonably satisfactory to Reach Partnership to defend, contest and settle such claim, the reasonable fees, costs and expenses of which will be paid by Reach Partnership, and, in addition, even if Reach Partnership does timely notify the Fine Partners or the Meisel Partners, as the case may be, and engage counsel and defend such claim, the Fine Partners or the Meisel Partners, as the case may be, may, at their sole cost and expense, also retain separate legal counsel to advise the Fine Partners or the Meisel Partners, as the case may be, with respect to any such claim. Reach Partnership shall, at reasonable intervals, advise the Fine Partners or the Meisel Partners, as the case may be, of the status of such claim and Reach Partnership's actions pertaining thereto.

          (c) Reach Partnership shall have the right, in its sole discretion and without the consent of the Fine Partners or the Meisel Partners, to settle any claim for such amount (if any) and on such basis as Reach Partnership shall determine in its sole discretion as long as such settlement does not obligate the Fine Partners, the Meisel Partners, or any of them, to pay any amount or perform any obligation or be subjected to any liability, but if the proposed settlement of such claim would obligate the Fine Partners, the Meisel Partners or any of them to pay any amount or perform any obligations or be subjected to any liability, then such settlement shall be subject to the prior written consent of the Fine Partners or the Meisel Partners, as the case may be, which consent may be withheld in the sole discretion of the Fine Partners or the Meisel Partners, as the case may be.

          (d) Upon Reach Partnership's written request, the Fine Partners and/or the Meisel Partners shall cooperate with Reach Partnership in the contest of such claim, provided that Reach Partnership shall reimburse the Fine Partners and/or the Meisel Partners, as the case may be, for any out-of-pocket costs and expenses (not including fees or expenses of the separate legal counsel of the Fine Partners or the Meisel Partners or any other outside consultants or advisers) reasonably incurred by the Fine Partners and/or the Meisel Partners in connection therewith.

     14.5 The provisions of this Article 14 shall survive the Closing for a period of two (2) years, and upon the expiration of such two (2) year period all such indemnities (and any and all claims and causes of action resulting from such indemnities or on account thereof for which written notice of claim has not then been given to the other parties) shall terminate.

                                   ARTICLE XV

                                 MISCELLANEOUS.

     15.1 Notices. Notices required or permitted to be given hereunder shall be in writing and shall be delivered by (i) hand, (ii) overnight courier, (iii) telefacsimile (provided the transmitting machine produces an acknowledgment of delivery), or (iv) certified mail, return receipt requested, postage prepaid, and addressed to each party at its address as set forth below. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand or facsimile delivery, one (1) Business Day after mailing by a generally recognized overnight courier (requesting proof of delivery), or three (3) Business Days after the date of deposit in the United States mail as provided above. By giving at least ten (10) days' prior written notice thereof, any party hereto may from time to time and at any time change its mailing address.

If to Interstone:                          Interstate Hotels
                                           Foster Plaza Ten
                                           680 Andersen Drive
                                           Pittsburgh, Pennsylvania 15220-8126
                                           Telefacsimile No.: (412) 937-3116
                                           Attention: J. William Richardson

With a copy to:                            Marvin I. Droz, Esq.
                                           Vice President/General Counsel
                                           Interstate Hotels
                                           Legal Department
                                           Foster Plaza Ten
                                           680 Andersen Drive
                                           Pittsburgh, Pennsylvania 15220-8126
                                           Telefacsimile No.: (412) 937-3116

With a copy to:                            Steptoe & Johnson LLP
                                           1330 Connecticut Avenue, N.W.
                                           Washington, D.C. 20036
                                           Attn.: Blake D. Rubin, Esq.
                                           Telefacsimile No.: (202) 429-3902

If to Reach Partnership                    Interstate Hotels
                                           Foster Plaza Ten
                                           680 Andersen Drive
                                           Pittsburgh, Pennsylvania 15220-8126
                                           Telefacsimile No.: (412) 937-3116
                                           Attention: J. William Richardson





With a copy to:                            Marvin I. Droz, Esq.
                                           Vice President/General Counsel
                                           Interstate Hotels
                                           Legal Department
                                           Foster Plaza Ten
                                           680 Andersen Drive
                                           Pittsburgh, Pennsylvania 15220-8126
                                           Telefacsimile No.: (412) 937-3116

With a copy to:                            Steptoe & Johnson LLP
                                           1330 Connecticut Avenue, N.W.
                                           Washington, D.C. 20036
                                           Attn.: Blake D. Rubin, Esq.
                                           Telefacsimile No.: (202) 429-3902

If to the Meisel Partners:                 Martin J. Saturn
                                           Meisel & Cohen Properties
                                           6000 Executive Boulevard
                                           Rockville, MD  20850
                                           Telefacsimile No.: (301) 881-0546

With a copy to:                            Arnold & Porter
                                           555 12th Street, N.W.
                                           Washington, D.C.  20004
                                           Attn.:  S. Lee Narrow, Esq.
                                           Telefacsimile No.: (202) 942-5999

If to the Fine Partners:                   Milton Fine
                                           Foster Plaza Ten

                                           680 Andersen Drive
                                           Pittsburgh, Pennsylvania 15220-8126
                                           Telefacsimile No.:

With a copy to:                            Marvin I. Droz, Esq.
                                           Vice President/Existing Counsel
                                           Interstate Hotels
                                           Legal Department
                                           Foster Plaza Ten
                                           680 Andersen Drive
                                           Pittsburgh, Pennsylvania 15220-8126
                                           Telefacsimile No.: (412) 937-3116

     15.2 Assignment. The obligations of Interstone hereunder may be assigned to any Affiliate provided that the assignee shall assume all of the obligations of Interstone under this Agreement. Upon such assignment, the assignor shall be relieved of all further obligations under this Agreement. The obligations of any of the Fine Partners or Meisel Partners hereunder may not be assigned.

     15.3 Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements between Interstone and all or any of the Fine Partners or Meisel Partners with respect to the Property and contains the sole and entire understanding between Interstone, the Fine Partners and the Meisel Partners with respect to the subject matter hereof. All promises, inducements, offers, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

     15.4 Exhibits. Each and every Exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each Exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

     15.5 Captions. All captions, headings, Article and Section numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit, or otherwise vary in any respect the text of this Agreement.

     15.6 Construction. All references to Articles or Sections shall be deemed to refer to the appropriate Articles or Sections of this Agreement. Unless otherwise specified in this Agreement, the terms "herein," "hereof, "hereunder," and other terms of like or similar import, shall be deemed to refer to this Agreement as a whole, and not to any particular Article, Section, Subsection or clause hereof. Whenever required by the context, any gender used in this

Agreement shall include any other gender, the singular shall include the plural and the plural shall include the singular.

     15.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

     15.8 Waiver. Any condition or right of termination, cancellation or rescission granted by this Agreement to either party may be waived by such party, but no such waiver may be relied upon or asserted by the other party unless such waiver has been made in writing by the waiving party, except as specifically provided herein.

     15.9 Rights Cumulative. Except as expressly limited by the terms of this Agreement, all rights, powers, and privileges conferred hereunder shall be cumulative and not restrictive of those given by law.

     15.10 Successors and Assigns. Subject to the restrictions on assignment contained in Section 15.2, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     15.11 Date of Performance. If the time period by which any right, option, or election provided under this Agreement must be exercised or by which any acts or payments required hereunder must be performed or paid, or by which the Closing must be held, expires on a day other than a Business Day, then such time period shall be automatically extended to the close of business on the next regularly scheduled Business Day.

     15.12 Governing Law. This Agreement shall be governed by the internal laws (and not the conflict of laws rules) of the State of Florida. In any action or proceeding concerning this Agreement, or any agreement or instrument delivered pursuant to this Agreement, or the transactions delivered pursuant to this Agreement, or the transactions contemplated by this Agreement, (a) all parties (and the existing partners of such parties, and the partners of such the existing partners) to this Agreement or such other agreement or instrument hereby consent (i) to the jurisdiction of the State of Florida over all such parties and their the existing partners, and the partners of such the existing partners and (ii) that venue for all actions and proceedings shall be in the State of Florida.

     15.13 Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than the parties hereto, their successors and assigns any right, remedy, or claim under or by reason of this Agreement. All terms and conditions in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns.

     15.14 Further Assurances. Each of the parties hereto agrees to execute promptly on demand without additional consideration therefor, but without cost thereto, and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement. This Section 15.14 shall survive the Closing.

     15.15 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     15.16 Income Taxes. The Fine Partners, the Meisel Partners and Interstone have each conducted their own "due diligence" investigations and analyses with respect to the Property for U.S. Federal, state and local income tax purposes. The Fine Partners, the Meisel Partners and Interstone each agrees that the other parties has not made and does not make any representation or warranty concerning the treatment or character of any item of income, gain, loss, deduction or credit for U.S. Federal, state or local income tax purposes that arises from or in respect of the Property from and after the Closing.

     15.17 Attorneys' Fees. Each party shall pay directly any and all fees, costs and expenses of its attorneys incurred on its behalf pertaining to the negotiation and preparation of this Agreement and the closing of the contributions and transfers contemplated by this Agreement. If any party hereto brings an action or suit against any other party arising out of this Agreement, the prevailing party in such action or suit shall be entitled to recover from the other party all reasonable costs and expenses (including, but not limited to, all court costs and reasonable attorneys' fees and expenses) of such action or suit.

     15.18 Publicity. Neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party; provided, however, that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law.

     15.19 Intentionally deleted.

     15.20 Books and Record. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and personnel (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees.

     IN WITNESS WHEREOF, this Agreement was executed as of the day and year first above written.

                               IHC REACH CORPORATION, a Delaware
                               corporation

                               By: /s/ TIMOTHY Q. HUDAK
                                   ---------------------------
                               Name: Timothy Q. Hudak
                                     -------------------------
                               Title: Asst. Secretary
                                      ------------------------


                               REACH RESORT INVESTMENT
                               CORPORATION, a Maryland corporation

                               By: /s/ JOEL S. MEISEL
                                   ---------------------------
                               Name:  Joel S. Meisel
                                      ------------------------
                               Title:  President
                                       -----------------------


                               INTERSTONE PARTNERS I, L.P., a Delaware
                               limited partnership

                               By:  IHC/Interstone Corporation, General Partner

                                    By: /s/ TIMOTHY Q. HUDAK
                                        ----------------------
                                    Name: Timothy Q. Hudak
                                          --------------------
                                    Title: Asst. Secretary
                                           -------------------

                               By:  IHC Member Corporation, General Partner

                                    By: /s/ TIMOTHY Q. HUDAK
                                        ----------------------
                                    Name: Timothy Q. Hudak
                                          --------------------
                                    Title: Asst. Secretary
                                           -------------------

                               THE KEY WEST REACH LIMITED
                               PARTNERSHIP, a Delaware limited partnership

                               By: IHC Reach Corporation, General Partner

                                   By: /s/ TIMOTHY Q. HUDAK
                                       -----------------------
                                   Name: Timothy Q. Hudak
                                         ---------------------
                                   Title: Asst. Secretary
                                          --------------------

                               By: Reach Resort Investment Corporation, General
                                   Partner

                                   By: /s/ JOEL S. MEISEL
                                       -----------------------
                                   Name: Joel S. Meisel
                                         ---------------------
                                   Title: President
                                          --------------------


                               IHC ASSOCIATES LIMITED PARTNERSHIP,
                               a Delaware limited partnership

                               By:  IHC Associates Corporation, General Partner

                                    By: /s/ TIMOTHY Q. HUDAK
                                        ----------------------
                                    Name: Timothy Q. Hudak
                                          --------------------
                                    Title: Asst. Secretary
                                           -------------------

                                /s/ DAVID J. FINE
                               --------------------------------------------
                               David J. Fine, trustee, under an Irrevocable
                               Trust dated December 15, 1989


                               MILTON FINE REVOCABLE TRUST

                               By: /s/  MILTON FINE
                                   ---------------------------
                               Name: Milton Fine
                                     -------------------------
                               Title: Trustee
                                      ------------------------

                               MEISEL FAMILY HOTEL TRUST

                               By: /s/ STEPHEN W. PORTER
                                   ---------------------------
                               Name: Stephen W. Porter
                                     -------------------------
                               Title: Trustee
                                      ------------------------

                                /s/ MARTIN J. SATURN
                               -------------------------------
                               Martin J. Saturn

                                /s/ MARLENE PATTON
                               -------------------------------
                               Marlene Patton

    Schedules to Contribution Agreement and Agreement to Assign Partnership
                       Interests and Enter into a First
               Amended and Restated Limited Partnership Agreement

1A                Partnership interests
1B                Tangible assets
1C                Legal description of land
1D                Operating supplies
1E                Permitted exceptions
1F                Service contracts
1G                Equipment for site improvements
2.3               Amended and Restated Agreement of Limited Partnership
2.4               Consent and Waiver
8.1(b)            Assignments of Limited Partnership Interests
8.1(g)            Right of First Refusal
8.2(d)            Opinion of Steptoe & Johnson
11.1.6            Obligations for public improvements and contributions
11.1.9            Licenses and Permits
11.1.10           Service contracts
11.1.12           Violations of zoning provisions or certificate of occupancy
11.1.14           Insurance policies
11.1.15(a)        Trademark registrations, patents, copyrights
11.1.19           Assessed value of real estate taxes
11.1.25           Pending litigation
11.1.30           Contracts requiring payments in excess of $50,000
11.1.31           Financial Statements
11.1.32           Changes in financial statements
11.1.36           Breaches and violations of mortgage
11.1.38           Permits necessary to conduct business
11.1.43           Financial institutions

---------------

The Company agrees to furnish supplementally a copy of the above omitted schedules to the Securities and Exchange Commission upon request.